State of Delaware
Secretary of State
Division of Corporations
Delivered 08:44 AM 09/18/2014
FILED 08:44 AM 09/18/2014
SRV 141192834 - 5608334 FILE

STATE *of* DELAWARE
CERTIFICATE *of* INCORPORATION
A STOCK CORPORATION

- **First:** The name of this Corporation is DIGITAL SOCIAL RETAIL, INC.
- **Second:** Its registered office in the State of Delaware is to be located at 1209 ORANGE Street, in the City of WILMINGTON County of New Castle Zip Code 19801. The registered agent in charge thereof is THE CORPORATION TRUST COMPANY

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

- **Fourth:** The amount of the total stock of this corporation is authorized to issue is 1,000 shares (number of authorized shares) with a par value of 0.0000000000 per share.
- **Fifth:** The name and mailing address of the incorporator are as follows:
  Name PIERRE MARTIN
  Mailing Address 1040 FIRST AVENUE, SUITE 343
  NEW YORK, NY Zip Code 10022
- **I, The Undersigned,** for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 18TH day of SEPTEMBER, A.D. 20 14.

BY: [signature]
(Incorporator)

NAME: PIERRE MARTIN
(type or print)